UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2024

AXIS CAPITAL HOLDINGS LIMITED
(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
92 Pitts Bay Road
Pembroke, Bermuda HM 08
(Address of principal executive offices, including zip code)
(441) 496-2600
(Registrant’s telephone number, including area code)
Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, par value $0.0125 per share	AXS	New York Stock Exchange
Depositary shares, each representing a 1/100th interest in a 5.50% Series E preferred share	AXS PRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On August 6, 2024, the Human Capital and Compensation Committee of the Board of Directors (the “Committee”) of AXIS Capital Holdings Limited (the “Company”) approved the AXIS Capital Holdings Limited Executive Severance Plan (the “Plan”) applicable to the Company’s Executive Committee members (including the Company’s executive officers) and other designated employees with the goal of providing consistent severance benefit protection to help attract and retain key employees, while replacing executive employment agreements over time. While this is the case, if an executive has already entered into an employment agreement with the Company or its subsidiary, the severance terms of the employment agreement shall apply to the executive (in lieu of the severance terms under the Plan), unless the executive affirmatively elects to be covered by the severance terms of the Plan while forgoing severance protection under the employment agreement. The Plan makes clear that no executive will receive duplicate severance (that is, no executive will receive severance under both the Plan and an employment agreement). All Plan participants must sign a Confidentiality, Non-Interference, and Invention Assignment Agreement (“Non-Interference Agreement”), subjecting the executives to certain obligations related to notice requirements, confidentiality, non-competition, non-solicitation, non-interference and non-disparagement.

The Plan provides the following payments and benefits in the event a covered executive’s employment is terminated by the Company without cause or by the executive with good reason, with certain additional enhancements as described below in the event such termination occurs within two years following a change of control (a “CoC Termination”), subject in each case to the executive’s execution of a release and waiver of claims and continued compliance with the Non-Interference Agreement:

•Prior Calendar Year Bonus. The executive will be excused from the requirement to be actively employed with the Company on the date of disbursement in order to receive the annual bonus for the prior calendar year; provided the executive is actively employed during the entire prior calendar year.
•Pro-Rata Bonus for CoC Termination. Solely in the case of a CoC Termination, the executive will be paid a pro-rata target bonus for the year of termination, based on the portion of the year for which the executive was employed prior to termination.
•Cash Severance Amount. In the case of the Chief Executive Officer, a lump sum payment equal to 1.5 times the sum of: (i) the CEO’s base salary and (ii) target bonus (with such severance multiple increased to 2.0 in the case of a CoC Termination). In the case of other covered executives, a lump sum payment equal to 1 times the sum of: (i) the executive’s base salary and (ii) target bonus (with such severance multiple increased to 1.5 in the case of a CoC Termination). In all cases, the cash severance amount shall be reduced by the amount of any base salary received by the executive while inactively employed during the notice period or any base salary received in lieu of notice.
•COBRA Payment. If the executive is based in the United States, a lump sum net cash amount equal to the executive’s monthly COBRA premium for continued health coverage for 12 months.
•Equity. 12 months of vesting of all equity awards following the date of termination (or full vesting in the case of a CoC termination) with performance determined in accordance with the terms of the Company’s applicable equity plan and award.

In addition, in the event certain covered executives’ employment is terminated due to death or permanent disability, such executives shall receive a pro-rata target bonus for the year of termination. The Plan also specifies that if the payments and benefits due to an executive under the Plan (or other compensatory arrangement) would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to certain limitations described in the Plan, so that it will not constitute an excess parachute payment (unless the executive would be in a better net-after-tax position without the imposition of such a reduction in payments).

The above description is a summary of the terms of the Plan and is subject to and qualified in its entirety by the terms of the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description of Document
10.1	AXIS Capital Holdings Limited Executive Severance Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 9, 2024

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ G. Christina Gray-Trefry
G. Christina Gray-Trefry
General Counsel and Secretary